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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22333) pertaining to the 1991 Amended and Restated Stock Option Plan and the Long Term Executive Incentive Plan of Alliance Imaging, Inc. of our report dated February 19, 1999, with respect to the consolidated financial statements of SMT Health Services Inc. and Subsidiaries for the year ended December 31, 1998, for the period August 5, 1997 to December 31, 1997, and for the period January 1, 1997 to August 4, 1997 included in the Current Report on Form 8-K/A dated May 13, 1999.

                                       /s/ ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
July 19, 1999